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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.



                    Date of Report        November 13, 2001


                         SBA COMMUNICATIONS CORPORATION
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             (Exact name of registrant as specified in its charter)


           Florida                     000-30110                 65-0716501
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  (State or other jurisdiction     Commission File Number    (I.R.S. Employer
of incorporation or organization)                           Identification No.)



 One Town Center Road, Boca Raton, Florida                       33486
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 (Address of principal executive offices)                      (Zip code)


                                 (561) 995-7670
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              (Registrant's telephone number, including area code)
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Item 5            Other Information


         SBA Communications Corporation ("SBA" or the "Company") announced significant increases in total revenues, EBITDA and tower cash flow for the three months ended September 30, 2001, over the same period in 2000. The total revenues, EBITDA and tower cash flow amounts for the three months ended September 30, 2001 were all quarterly highs in the Company's history.

         For the three months ended September 30, 2001, total revenues increased 38.9% to $63.0 million from the third quarter of 2000, due to both higher site leasing revenue and site development revenue. Site leasing revenue increased to $27.7 million for the quarter, a 102.7% increase over the comparable quarter of 2000. Gross profit for the quarter increased 56.5% to $25.9 million from the third quarter of 2000, due to both higher site leasing and site development gross profit. Site leasing gross profit, or tower cash flow, increased to $17.8 million for the quarter, a 105.6% increase over the third quarter of 2000. EBITDA, or earnings before interest, taxes, depreciation, amortization, non-cash compensation charges and the non-recurring developmental charge, for the quarter was $16.8 million, a 75.9% increase over the third quarter of 2000. The non-recurring developmental charge was $24.4 million, and was incurred in connection with the Company's previously announced reduction in the scale of its new tower build operations.

Item 7            Financial Statements and Exhibits

                  99.1     Press release dated November 13, 2001
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




November 13, 2001                                 /s/  John F. Fiedor
                                                  -------------------
                                                  John F. Fiedor
                                                  Chief Accounting Officer